EXHIBIT 99.1

COVANTA HOLDING CORPORATION REPORTS

2011 FULL YEAR AND FOURTH QUARTER RESULTS

2011 ADJUSTED EBITDA UP 5% FROM 2010

2011 ADJUSTED EPS UP 24% FROM 2010

PROJECTING 5% ADJUSTED EBITDA GROWTH FOR 2012

MORRISTOWN, NJ, February 8, 2012 – Covanta Holding Corporation (NYSE: CVA) (“Covanta” or the “Company”), a leading global owner and operator of Energy-from-Waste (“EfW”) projects, reported financial results today for the three and twelve months ended December 31, 2011.

Key Full Year 2011 Financial Highlights:

•	Revenue increased 4% to $1,650 million
•	Adjusted EBITDA increased 5% or $22 million to $492 million
•	Free Cash Flow was in line with guidance at $280 million
•	Adjusted EPS increased 24% or $0.10 to $0.52
•	Shareholder returns totaled $272 million, including quarterly dividend paying $0.30/share annually

Key Full Year 2011 Operational Highlights:

•	Achieved exemplary safety record and best ever 91.7% EfW Boiler Availability
•	Durham-York EfW project construction commenced
•	Honolulu EfW project expansion on schedule to be fully operational in 2012

Commenting on Covanta’s 2011 results, Anthony Orlando, Covanta’s President and CEO stated, “Covanta had a very good 2011. Operational performance was outstanding and we executed on our plan to grow Adjusted EBITDA by 5 percent. I am also very pleased that we recently extended a number of municipal waste contracts to build upon our tradition of working in partnership with our client communities. These long-term relationships, coupled with our operational expertise and organic growth investments, position us to continue earnings growth in 2012 and beyond.”

	September 30,	September 30,	September 30,
	Full Year
Continuing Operations	2010	2011	2011 Guidance
	(Unaudited, $in millions, except per share amounts)
Revenue	$1,583	$1,650	N/A
Net Income from Continuing Operations	$30	$79	N/A
Adjusted EBITDA	$470	$492	$ 485 – $ 505
Free Cash Flow	$318	$280	$ 260 – $ 290
Adjusted EPS	$0.42	$0.52	$ 0.45 – $ 0.55

Full Year 2011 Results from Continuing Operations

For the twelve months ended December 31, 2011, total operating revenues increased 4% to $1,650 million from $1,583 million in 2010.

The increase is attributable to improvements in several areas across the business: price and volume increases in both recycled metals and waste; service fee escalations; and increased construction revenue. These increases were offset by lower production at certain biomass facilities that were economically dispatched off-line, lower debt service pass through revenue as project debt matures, and lower energy pricing.

Operating expenses of $1,432 million were flat versus the prior year. Excluding the non-cash write-downs in 2010, operating expenses increased $38 million or 3%, primarily due to normal cost escalations, higher fuel related costs, lower Renewable Energy Credits and increased construction expense, partially offset by lower costs at certain biomass facilities that were economically dispatched off-line.

Operating income increased by $63 million, or 41%, to $218 million compared with 2010. Excluding the non-cash write-downs in 2010, operating income increased by $29 million, or 15%, primarily as a result of higher recycled metal revenues, service fee contract escalations, higher waste volumes and operational improvements. This increase was partially offset by lower debt service pass through revenue, lower operating income at our biomass facilities and lower energy pricing.

Adjusted EBITDA increased $22 million, or 5%, to $492 million.

Free Cash Flow declined by $38 million, or 12%, to $280 million, which was in line with guidance. The decline was primarily due to interest payments made in 2011 for high yield notes issued in 2010 and unfavorable changes in working capital compared to 2010.

Adjusted EPS was $0.52, an increase of 24% compared to $0.42 in 2010, with the increase attributable to improved operating income and a lower number of shares outstanding due to the Company’s common stock buyback program, offset by higher interest expense.

Shareholder Returns and Liquidity

In 2011, the Company sold three of the four Asia IPP assets held for sale, raising a total of $266 million in gross proceeds. The Company utilized cash on hand, Free Cash Flow and cash repatriated from the Asia asset divestitures to: return $272 million of capital to shareholders; invest $53 million in growth initiatives, net of project debt issued; and repay debt of $176 million.

2

The Company repurchased $230 million of common stock, or 14.4 million shares (10% of outstanding shares), at a weighted average cost of $15.99 per share in 2011. Aggregate repurchases since June 2010 total $325 million, or 20.5 million shares, representing 14% of outstanding shares. In the first quarter, the Company also initiated a quarterly cash dividend in the amount of $0.075 per share ($0.30 per share annualized).

Sanjiv Khattri, Covanta’s Chief Financial Officer, commented, “Our disciplined balance sheet management, predictable business model and consistent Free Cash Flow generation continue to provide ample liquidity and flexibility to actively return capital to shareholders and pay down debt, while simultaneously investing in our business. I am also very pleased that in 2011, not only did we achieve our target for asset sales, but we also efficiently repatriated $137 million of these funds to the U.S.”

Fourth Quarter Results

Operating revenues increased $11 million, or 3%, to $430 million, compared to the prior year period. Revenue growth was primarily due to service fee contract escalations, increased recycled metals pricing and volume, higher tip fee volume and increased construction revenue. These increases were partially offset by lower debt service pass through revenue, lower production at certain biomass facilities that were economically dispatched off-line and lower energy pricing.

Operating expenses of $350 million declined 2% from $356 million in the prior year comparative period. The decline was primarily attributable to a shift in timing of planned scheduled maintenance activity from the fourth quarter to the second quarter of this year and lower costs associated with certain biomass facilities being economically dispatched off-line, which was partially offset by lower alternative fuel tax credits and normal cost escalations.

Operating income increased by $17 million, or 27%, to $80 million compared with 2010 as a result of higher recycled metal revenues, service fee contract escalations, higher tip fee volume, and timing of scheduled maintenance activities offset by lower energy pricing.

Adjusted EBITDA was $146 million, up $17 million or 13% from the prior year comparative period, largely driven by higher waste and recycled metals revenues and lower maintenance expense. These benefits were partially offset by reduced debt service pass through billings and lower energy revenue.

Free Cash Flow was $65 million compared to $82 million in the prior year comparative period. The decline was primarily due to a semi-annual high yield interest payment and the expected working capital changes, offset by improved operating performance, as discussed above.

Adjusted EPS was $0.26 or a 37% increase compared to $0.19 in the prior year comparative period, with the increase attributable to improved operating income and a lower number of shares outstanding due to the Company’s common stock buyback program, partially offset by a higher effective tax rate and increased interest expense.

3

2012 Guidance

The Company is establishing guidance for 2012 for the following key metrics:

	Continuing Operations
	Full Year 2011 Actual	Full Year 2012 Guidance	% Change At Midpoint
	(Unaudited, $in millions, except per share amounts)

Adjusted EBITDA	$ 492	$ 500 - $ 530	5%
Free Cash Flow	$ 280	$ 250 - $ 280	(5)%
Adjusted EPS	$ 0.52	$ 0.55 - $ 0.65	15%

Commenting on Covanta’s 2012 outlook, Anthony Orlando continued, “Our team continues to execute on our operational and organic growth initiatives. This positions us nicely to deliver earnings growth again this year, even in the face of challenging energy markets. Furthermore, we continue to successfully extend our long-term municipal client partnerships to support continued growth for years to come.”

Conference Call Information

Covanta will host a conference call at 8:30 am (Eastern) on Thursday, February 9, 2012 to discuss its fourth quarter results. The conference call will begin with prepared remarks, which will be followed by a question and answer session. To participate, please dial 877-806-3982 approximately 10 minutes prior to the scheduled start of the call. If calling from outside of the United States, please dial 702-928-7062. Please utilize conference ID number 44475437 when prompted by the conference call operator. The conference call will also be webcast live from the Investor Information section of the Company’s website. A presentation will be made available during the call and will be found on the Investor Relations section of the Covanta website at www.covantaenergy.com.

A replay of the conference call will be available from 11:30 am (Eastern) on Thursday, February 9, 2012. To access the replay, please dial 855-859-2056 or 800-585-8367, or from outside of the United States 404-537-3406 and use the replay conference ID number 44475437. The webcast will also be archived on www.covantaenergy.com.

10-K Filing Update

The Company expects its 2011 Annual Report on Form 10-K to be filed the week of February 13, 2012.

About Covanta

Covanta Energy is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 46 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into 9 million megawatt hours of clean renewable electricity and create more than 9 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaenergy.com.

4

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or general industry or broader economic performance in global markets in which Covanta operates or competes, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, the risk that Covanta may not successfully grow its business as expected or close its announced or planned acquisitions or projects in development, and those factors, risks and uncertainties that are described in periodic securities filings by Covanta with the SEC. Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Investor Contacts

Alan Katz

1.862.345.5456

Clare Rauseo

1.862.345.5236

IR@covantaenergy.com

Media Contact

James Regan

1.862.345.5216

5

Exhibit 1

Covanta Holding Corporation

Consolidated Statements of Income

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited) (In millions, except per share amounts)
Operating revenues
Waste and service revenues	$282	$270	$1,082	$1,036
Electricity and steam sales	99	104	400	420
Other operating revenues	49	45	168	127

Total operating revenues	430	419	1,650	1,583

Operating expenses
Plant operating expenses	222	228	962	943
Other operating expenses	41	43	143	120
General and administrative expenses	29	27	103	103
Depreciation and amortization expense	51	48	193	190
Net interest expense on project debt	7	8	31	38
Write-down of assets (A)	—	2	—	34

Total operating expenses	350	356	1,432	1,428

Operating income	80	63	218	155

Other income (expense)
Investment income	—	—	1	1
Interest expense	(17)	(13)	(67)	(45)
Non-cash convertible debt related expense	(5)	(9)	(25)	(39)
Loss on extinguishment of debt (B)	—	(15)	(1)	(15)
Other expenses, net	(6)	—	(19)	—

Total other expenses	(28)	(37)	(111)	(98)

Income from continuing operations before income tax expense and equity in net income from unconsolidated investments	52	26	107	57
Income tax expense	(25)	(6)	(28)	(24)
Equity in net income from unconsolidated investments	2	1	5	2

Income from continuing operations	29	21	84	35

Income from discontinued operations, net of income tax expense of $0, $3, $3 and $8, respectively (C)	(1)	4	143	36

Net Income	28	25	227	71

Noncontrolling interests:
Less: Net income from continuing operations attributable to noncontrolling interests in subsidiaries	(2)	(1)	(5)	(5)
Less: Net income from discontinued operations attributable to noncontrolling interests in subsidiaries (C)	—	(1)	(3)	(4)

Total net income attributable to noncontrolling interests in subsidiaries	(2)	(2)	(8)	(9)

Net Income Attributable to Covanta Holding Corporation	$26	$23	$219	$62

Amounts Attributable to Covanta Holding Corporation stockholders’:
Continuing operations	$27	$20	$79	$30
Discontinued operations (C)	(1)	3	140	32

Net Income Attributable to Covanta Holding Corporation	$26	$23	$219	$62

Earnings Per Share Attributable to Covanta Holding Corporation stockholders’:
Basic
Continuing operations	$0.20	$0.13	$0.56	$0.19
Discontinued operations (C)	(0.01)	0.02	0.99	0.21

Covanta Holding Corporation	$0.19	$0.15	$1.55	$0.40

Weighted Average Shares	136	151	141	153

Diluted
Continuing operations	$0.20	$0.13	$0.56	$0.19
Discontinued operations (C)	(0.01)	0.02	0.98	0.21

Covanta Holding Corporation	$0.19	$0.15	$1.54	$0.40

Weighted Average Shares	137	152	142	154

Cash Dividend Declared Per Share:	$0.075	$—	$0.30	$1.50

Supplemental Information—Non-GAAP

Adjusted EPS (D)	$0.26	$0.19	$0.52	$0.42

(A)	In 2010, we recorded a non-cash write-down of assets related to a note receivable from our Harrisburg EfW facility, the write-down of assets related to the Dublin project, and the write-down to fair value of corporate real estate and certain other assets.

(B)	As a result of the purchase of outstanding Debentures, we recorded a loss on extinguishment of debt which is comprised of the difference between the fair value and carrying value of the liability component of the Debentures tendered, the write-off of deferred financing costs and fees incurred in conjunction with the tender offer.

(C)	During the first quarter of 2011, we completed the sale of our majority equity interests in a 106 MW (gross) heavy fuel-oil fired electric power generation facility in Tamil Nadu, India (“Samalpatti”) and we completed the sale of our interests in a 510 MW (gross) coal-fired electric power generation facility in the Philippines (“Quezon”). The Quezon assets sold consisted of our entire interest in Covanta Philippines Operating, Inc., which provided operation and maintenance services to the facility, as well as our 26% ownership interest in the project company, Quezon Power, Inc. In October 2011, we completed the sale of our interests in a 106 MW (gross) heavy fuel-oil fired electric power generation facility in Tamil Nadu, India (“Madurai”). The Madurai assets sold included our entire interest in Covanta Madurai Operating Private Limited, which provided operation and maintenance services to the facility, as well as our approximately 77% ownership interest in the project company, Madurai Power Corporation Private Ltd. We received a combined total of cash proceeds of approximately $255 million, net of transaction costs. During the three and twelve months ended December 31, 2011, we recorded a net after-tax (loss) gain on assets held for sale of $(1) million and $119 million, respectively.

(D)	For additional information, see Exhibit 4 of this Press Release.

Exhibit 2

Covanta Holding Corporation

Consolidated Balance Sheets

	September 30,	September 30,
	As of December 31,
	2011	2010
	(Unaudited)
	(In millions, except per share amounts)
ASSETS
Current:
Cash and cash equivalents	$232	$126
Restricted funds held in trust	101	126
Receivables (less allowances of $5 and $3, respectively)	260	272
Unbilled service receivables	20	23
Deferred income taxes	28	27
Prepaid expenses and other current assets	105	110
Assets held for sale (A)	18	191

Total Current Assets	764	875
Property, plant and equipment, net	2,423	2,478
Investments in fixed maturities at market (cost: $31 and $29, respectively)	31	29
Restricted funds held in trust	90	107
Unbilled service receivables	25	32
Waste, service and energy contracts, net	434	472
Other intangible assets, net	78	79
Goodwill	232	230
Investments in investees and joint ventures	43	46
Other assets	265	328

Total Assets	$4,385	$4,676

LIABILITIES AND EQUITY

Current:
Current portion of long-term debt	$32	$7
Current portion of project debt	147	141
Accounts payable	25	23
Deferred revenue	61	72
Accrued expenses and other current liabilities	211	186
Liabilities held for sale (A)	3	34

Total Current Liabilities	479	463
Long-term debt	1,454	1,558
Project debt	533	662
Deferred income taxes	633	605
Waste and service contracts	76	89
Other liabilities	122	140

Total Liabilities	3,297	3,517

Equity:
Covanta Holding Corporation stockholders’ equity:
Preferred stock ($0.10 par value; authorized 10 shares; none issued and outstanding)	—	—
Common stock ($0.10 par value; authorized 250 shares; issued 158 and 157 shares; outstanding 136 and 150 shares)	16	16
Additional paid-in capital	824	893
Accumulated other comprehensive income	1	5
Accumulated earnings	244	213
Treasury stock, at par	(2)	(1)

Total Covanta Holding Corporation stockholders’ equity	1,083	1,126
Noncontrolling interests in subsidiaries	5	33

Total Equity	1,088	1,159

Total Liabilities and Equity	$4,385	$4,676

(A)	For additional information, see Exhibit 1—Note C of this Press Release.

Exhibit 3

Covanta Holding Corporation

Consolidated Statements of Cash Flow

	September 30,	September 30,
	Twelve Months Ended December 31,
	2011	2010
	(Unaudited, in millions)
OPERATING ACTIVITIES:
Net income	$227	$71
Less: Income from discontinued operations, net of tax expense	143	36

Income from continuing operations	84	35
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization expense	193	190
Write-down of assets	—	34
Loss on extinguishment of debt	1	15
Non-cash convertible debt related expense	25	39
Stock-based compensation expense	18	17
Deferred income taxes	30	20
Other, net	4	10
Change in restricted funds held in trust	4	11
Reversal of uncertain tax positions related to pre-emergence tax matters	(24)	—
Contractual liability to pre-petition creditors	15	—
Change in restricted funds-other related to contractual liability to pre-petition creditors	5	—
Change in working capital, net of effects of acquisitions	5	21

Net cash provided by operating activities from continuing operations	360	392
Net cash provided by operating activities from discontinued operations	1	39

Net cash provided by operating activities	361	431

INVESTING ACTIVITIES:
Proceeds from asset sales	12	12
Purchase of property, plant and equipment	(118)	(115)
Acquisition of noncontrolling interests in subsidiaries	—	(2)
Acquisition of businesses, net of cash acquired	(10)	(130)
Acquisition of land use rights	(8)	(19)
Other, net	(12)	(21)

Net cash used in investing activities from continuing operations	(136)	(275)
Net cash provided by investing activities from discontinued operations	243	—

Net cash provided by (used in) investing activities	107	(275)

FINANCING ACTIVITIES:
Proceeds from borrowings on long-term debt	—	400
Payment of deferred financing costs	—	(10)
Principal payments on long-term debt	(39)	(320)
Principal payments on project debt	(137)	(202)
Payments of borrowings on revolving credit facility	—	(79)
Proceeds from borrowings on project debt	15	39
Proceeds from borrowings on revolving credit facility	—	79
Change in restricted funds held in trust	38	3
Cash dividends paid to stockholders	(32)	(233)
Common stock repurchased	(229)	(95)
Financings of insurance premiums, net	10	(10)
Payments to pre-petition creditors	(12)	—
Decrease in restricted funds for pre-petition creditors	12	—
Other financing, net	(7)	19

Net cash used in financing activities from continuing operations	(381)	(409)
Net cash provided by (used in) financing activities from discontinued operations	8	(40)

Net cash used in financing activities	(373)	(449)

Effect of exchange rate changes on cash and cash equivalents	(1)	(1)

Net increase (decrease) in cash and cash equivalents	94	(294)
Cash and cash equivalents at beginning of period	140	434

Cash and cash equivalents at end of period	234	140
Less: Cash and cash equivalents of discontinued operations at end of period	2	14

Cash and cash equivalents of continuing operations at end of period	$232	$126

Exhibit 4

Covanta Holding Corporation

Reconciliation of Diluted Income Per Share to Adjusted EPS

	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Twelve Months Ended December 31,		Full Year
	2011	2010	2011	2010	Estimated 2012
	(Unaudited)
Continuing Operations—Diluted Earnings Per Share	$0.20	$0.13	$0.56	$0.19	$0.55 – $0.65
Reconciling Items (A)	0.06	0.06	(0.04)	0.23	—

Adjusted EPS	$0.26	$0.19	$0.52	$0.42	$0.55 – $0.65

(A) For details related to the Reconciling Items, see Exhibit 4A of this Press Release.

Exhibit 4A

Covanta Holding Corporation Reconciling Items

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)
	(In millions, except per share amounts)
Reconciling Items
Loss on extinguishment of debt (A)	$—	$15	$1	$15
Effect on income of derivative instruments not designated as hedging instruments	(2)	—	(2)	(1)
Effect of foreign exchange loss on indebtedness (B)	6	—	4	—
Gain on sales of businesses (C)	(8)	—	(9)	—
Development costs	5	—	5	—
Contractual liability to pre-petition creditors (D)	—	—	15	—
Non-cash write-down of loan issued for the Harrisburg EfW facility to fund certain facility improvements (E)	—	—	—	7
Non-cash write-down of capitalized costs related to the Dublin development project (E)	—	—	—	23
Non-cash write-down of corporate real estate (E)	—	1	—	3

Total Reconciling Items, pre-tax	1	16	14	47
Pro forma income tax impact (F)	7	(2)	3	(9)
Grantor trust activity	—	(4)	1	(2)
Reversal of uncertain tax positions related to pre-emergence tax matters (D)	—	—	(24)	—

Total Reconciling Items, net of tax	$8	$10	$(6)	$36

Diluted Earnings Per Share Impact	$0.06	$0.06	(0.04)	$0.23

Weighted Average Diluted Shares Outstanding	137	152	142	154

(A)	As a result of the purchase of outstanding Debentures, we recorded a loss on extinguishment of debt which is comprised of the difference between the fair value and carrying value of the liability component of the Debentures tendered, the write-off of deferred financing costs and fees incurred in conjunction with the tender offer.

(B)	During the three and twelve months ended December 31, 2011, we recorded foreign exchange losses related to intercompany loans of approximately $6 million and $4 million, respectively.

(C)	In 2011, we recorded a $9 million gain related to the sale of two landfill gas projects. We received cash proceeds of approximately $12 million.

(D)	For the twelve months ended December 31, 2011, the income tax provision includes a $24 million benefit due to the reversal of uncertain tax positions, following the expiration of applicable statutes of limitations related to pre-emergence tax matters in the Covanta Energy bankruptcy. Since March 2004, we have held $20 million in restricted funds intended to cover those uncertain tax positions. The restricted funds were included in other assets on our consolidated balance sheet. The expiration of the statutes of limitations triggered a liability to pre-petition claimants of approximately 73% of the restricted fund balance. Therefore, we recorded approximately $15 million as other expense during the year ended December 31, 2011. As of December 31, 2011, $12 million was paid to pre-petition claimants and $3 million of the non-current restricted funds was reclassified to other current assets on our consolidated balance sheet and is expected to be paid to third party claimants in the first half of 2012. The remaining $5 million was reclassified to cash and cash equivalents on our consolidated balance sheet as of December 31, 2011.

(E)	In 2010, we recorded a non-cash write-down of assets related to a note receivable from our Harrisburg EfW facility, the write-down of assets related to the Dublin project, and the write-down to fair value of corporate real estate and certain other assets.

(F)	There is minimal tax benefit from the contractual liability to pre-petition creditors and the non-cash write-down related to the Dublin assets. As a result, these items had an impact on the effective tax rate in the third quarter of 2010 and fourth quarter of 2011. Accordingly, we are presenting this pro forma calculation of the income tax effect on all reconciling items for each period to illustrate the pro forma impact on income tax expense and net income. The pro forma income tax impact represents the tax provision amount related to the overall tax provision calculated without the reconciling items when compared to the tax provision reported under GAAP in the consolidated statement of income.

Exhibit 4B

Covanta Holding Corporation

Effective Tax Rate

	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Twelve Months Ended December 30,		Full Year
	2011	2010	2011	2010	Estimated 2012
	(Unaudited)
Effective Tax Rate (A)	48.7%	21.1%	26.8%	41.3%	40% – 45%

(A)	Our full year effective tax rate ("ETR") increased during the fourth quarter of 2011. The primary cause for this increase resulted from the reversal in the third quarter of uncertain tax positions related to pre-emergence tax matters. GAAP required the tax benefit from the reversal of the tax reserve to be recognized in full during third quarter while the ETR including the related non-deductible pre-tax expense is calculated on a full year basis. This resulted in a decrease of the ETR in the third quarter of 2011 followed by a large increase to the ETR for the fourth quarter of 2011. The ETR for the fourth quarter is in line with expectations. The full year ETR decreased for 2011 primarily due to the reversal of uncertain tax positions related to pre-emergence tax matters.

Exhibit 5

Covanta Holding Corporation

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,		Full Year
	2011	2010	2011	2010	Estimated 2012
	(Unaudited, in millions)

Net Income from Continuing Operations Attributable to Covanta Holding Corporation	$27	$20	$79	$30	$75 – $90

Depreciation and amortization expense	51	48	193	190	196 – 190

Debt service:
Net interest expense on project debt	7	8	31	38
Interest expense	17	13	67	45
Non-cash convertible debt related expense	5	9	25	39
Investment income	—	—	(1)	(1)

Subtotal debt service	29	30	122	121	148 – 138

Income tax expense (adjusted for reversal of uncertain tax positions related to pre-emergence tax matters) (A)	25	6	52	24	45 – 65

Reversal of uncertain tax positions related to pre-emergence tax matters (A)	—	—	(24)	—

Contractual liability to pre-petition creditors (A)	—	—	15	—

Write-down of assets (B)	—	2	—	34

Development costs	5	—	5	—

Loss on extinguishment of debt (C)	—	15	1	15

Gain on sale of business (D)	(8)	—	(9)	—

Net income attributable to noncontrolling interests in subsidiaries	2	1	5	5	3 – 8

Other adjustments:
Debt service billings in excess of revenue recognized (E)	1	5	22	29
Non-cash compensation expense	5	4	18	17
Other non-cash items (F)	9	(2)	13	5

Subtotal other adjustments	15	7	53	51	33 – 39

Total adjustments	119	109	413	440

Adjusted EBITDA—Continuing Operations	$146	$129	$492	$470	$500 – $530

(A)	See Exhibit 4A—Note D of this Press Release.

(B)	See Exhibit 4A—Note E of this Press Release.

(C)	See Exhibit 4A—Note A of this Press Release.

(D)	See Exhibit 4A—Note C of this Press Release.

(E)	Formally labeled “Decrease in Unbilled Service Receivables”. This amount represents a true-up between (a) revenue recognized in the period for client payments of project debt principal under service fee contract structures, which is accounted for on a straight-line basis over the term of the project debt, and (b) actual billings to clients for debt principal payments in the period. As a result of this adjustment, Adjusted EBITDA reflects the actual amounts billed to clients for debt service principal, not the straight-lined revenue as recognized.

(F)	Includes certain non-cash items that are added back under the definition of Adjusted EBITDA in Covanta Energy Corporation’s credit agreement.

Exhibit 6

Covanta Holding Corporation

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow

	0000000	0000000	0000000	0000000	0000000
	Three Months Ended December 31,		Twelve Months Ended December 31,		Full Year
	2011	2010	2011	2010	Estimated 2012
	(Unaudited, in millions)
Cash flow provided by operating activities from continuing operations	$84	$99	$360	$392	$330 – $370
Less: Maintenance capital expenditures (A)	(19)	(17)	(80)	(74)	(80) – (90)

Continuing Operations Free Cash Flow	$65	$82	$280	$318	$250 – $280

Weighted Average Diluted Shares Outstanding	137	152	142	154

Uses of Continuing Operations Free Cash Flow
Investments:
Acquisition of businesses, net of cash acquired	$—	$(2)	$(10)	$(130)
Non-maintenance capital expenditures	(8)	(15)	(38)	(41)
Acquisition of land use rights	—	—	(8)	(19)
Acquisition of noncontrolling interests in subsidiaries	—	—	—	(2)
Other investing activities, net (B)	(6)	(7)	(12)	(21)

Total investments	$(14)	$(24)	$(68)	$(213)

Return of capital to stockholders:
Cash dividends paid to stockholders	$(10)	$—	$(32)	$(233)
Common stock repurchased	(26)	(58)	(229)	(95)

Total return of capital to stockholders	$(36)	$(58)	$(261)	$(328)

Capital raising activities:
Net proceeds from issuance of corporate debt (C)	$—	$390	$—	$390
Net proceeds from issuance of project debt (D)	—	5	15	10
Net proceeds from asset sales	12	12	12	12
Other financing activities, net	2	11	(1)	27

Net proceeds from capital raising activities	$14	$418	$26	$439

Debt repayments:
Net cash used for scheduled principal payments on project debt (E)	$(23)	$(27)	$(99)	$(170)
Net cash used for scheduled principal payments on long-term debt	(2)	(2)	(7)	(7)
Optional repayment of corporate debt	—	(313)	(32)	(313)
Fees incurred for debt redemption	—	(2)	—	(2)

Total debt repayments	$(25)	$(344)	$(138)	$(492)

Short-term borrowing activities—Financing of insurance premiums, net	$10	$—	$10	$(10)

Distributions to partners of noncontrolling interests in subsidiaries	$(1)	$(2)	$(6)	$(6)

Effect of exchange rate changes on cash and cash equivalents	$3	$—	$1	$—

Net change in cash and cash equivalents from continuing operations	$16	$72	$(156)	$(292)

(A)   Purchases of property, plant and equipment is also referred to as capital expenditures. Capital expenditures that primarily maintain existing facilities are classified as maintenance capital expenditures. The following table provides the components of total purchases of property, plant and equipment:

Maintenance capital expenditures	$(19)	$(17)	$(80)	$(74)
Capital expenditures associated with construction	(1)	(7)	(16)	(21)
Capital expenditures associated with technology development	(3)	(1)	(6)	(6)
Capital expenditures associated with organic growth initiatives	(1)	—	(4)	—
Capital expenditures—other	(3)	(7)	(12)	(14)

Total purchases of property, plant and equipment	$(27)	$(32)	$(118)	$(115)

(B) Other investing activities is primarily comprised of net payments from the purchase/sale of investment securities and business development expenses.

(C) Excludes borrowings under Revolving Credit Facility. Calculated as follows:

Proceeds from borrowings on long-term debt	$—	$400	$—	$400
Less: Financing costs related to issuance of long-term debt	—	(10)	—	(10)

Net proceeds from issuance of corporate debt	$—	$390	$—	$390

(D) Excludes borrowings under project working capital facilities. Calculated as follows:
Proceeds from issuance of project debt	$—	$34	$15	$39
Less: Proceeds used to repay project debt (refinancing)	—	(29)	—	(29)

Net proceeds from issuance of project debt	$—	$5	$15	$10

(E) Calculated as follows:

Total principal payments on project debt	$(54)	$(100)	$(137)	$(202)
Decrease in related restricted funds held in trust	31	44	38	3
Less: Repayments from cash prior to scheduled amortization, final maturity or investor put	—	29	—	29

Net cash used for principal payments on project debt	$(23)	$(27)	$(99)	$(170)

Exhibit 7

Covanta Holding Corporation

Capitalization Information

	September 30,	September 30,
	As of December 31,
	2011	2010
	(Unaudited, in millions)
Cash and Cash Equivalents:
Domestic	$49	$68
International	174	52
Insurance Subsidiary	9	6

Total Cash and Cash Equivalents	$232	$126

Restricted Funds Held in Trust: (A)
Debt Service—Principal	$113	$157
Debt Service—Interest	8	6

Debt Service Funds—Total	121	163
Revenue Funds	16	18
Other Funds	54	52

Total Restricted Funds Held in Trust	$191	$233

(A)	Restricted funds held in trust are primarily amounts received by third party trustees relating to certain projects we own which may be used only for specified purposes. We generally do not control these accounts. They primarily include debt service reserves for payment of principal and interest on project debt. Revenue funds are comprised of deposits of revenues received with respect to projects prior to their disbursement. Other funds are primarily amounts held in trust for operations, maintenance, environmental obligations and operating lease reserves in accordance with agreements with our clients.

Exhibit 7A

	September 30,	September 30,	September 30,	September 30,
	As of December 31, 2011		As of December 31, 2010
	Face Value	Book Value	Face Value	Book Value
	(Unaudited, in millions)
Corporate Debt:
Revolving Credit Facility	$—	$—	$—	$—
Term Loan Facility	619	619	626	626
7.25% Senior Notes due 2020	400	400	400	400
3.25% Cash Convertible Senior Notes due 2014	460	442	460	485
1.00% Senior Convertible Debentures due 2027	25	25	57	54

Total corporate debt (including current portion)	$1,504	$1,486	$1,543	$1,565

Project Debt:
Domestic project debt—service fee facilities	$291	$295	$395	$402
Domestic project debt—tip fee facilities	355	359	386	391
International project debt	26	26	10	10

Total project debt (including current portion)	$672	$680	$791	$803

Total Debt Outstanding	$2,176	$2,166	$2,334	$2,368

Net Debt (A)	$1,831		$2,051

Availability for Borrowings under the Revolving Credit Facility	$300		$300

(A)	Net Debt is calculated as total principal amount of debt outstanding less cash and cash equivalents and debt service principal restricted funds.

Exhibit 8

Covanta Holding Corporation

Return to Stockholders

(Unaudited, in millions, except per share amounts and percentages)

During years ended December 31, 2010 and 2011, the following amounts were returned to stockholders:

	September 30,	September 30,	September 30,	September 30,
	Amount	Shares Repurchased	Weighted Average Cost Per Share	% of Common Stock Outstanding Repurchased
Common Stock Repurchased (A)
Q3 2010	$37	2.5	$ 14.69	1.6%
Q4 2010	58	3.6	$ 16.16	2.4%

FY 2010 sub-total:	$95	6.1	$ 15.56	4.0%

Q1 2011	54	3.2	$ 16.84	2.1%
Q2 2011	70	4.2	$ 16.58	2.9%
Q3 2011	81	5.2	$ 15.58	3.6%
Q4 2011 (B)	25	1.8	$ 14.22	1.3%

FY 2011 sub-total:	$230	14.4	$ 15.99	9.9%

Total Common Stock Repurchased	$325	20.5	$ 15.86	13.9%

Cash Dividends Declared to Stockholders (C)
FY 2010	$233

Q1 2011	11
Q2 2011	11
Q3 2011	10
Q4 2011	10

FY 2011 sub-total:	$42

Total Cash Dividends Declared to Stockholders	$275

Total Return to Stockholders	$600

(A)	On June 17, 2010, the Board of Directors increased the authorization to repurchase shares of outstanding common stock to $150 million. On March 14, May 6, and September 22, 2011, the Board of Directors approved an additional $50 million, $100 million and $100 million, respectively, of share repurchase authorization, bringing the total authorized amount to $400 million. As of December 31, 2011, the amount remaining under our currently authorized share repurchase program was $75 million.

(B)	Approximately $1 million of common stock repurchased during the three months ended December 31, 2011 was paid in January 2012.

(C)	On June 17, 2010, the Board of Directors declared a special cash dividend of $1.50 per share (approximately $233 million in aggregate) which was paid on July 20, 2010. On March 14, 2011, the Board of Directors approved a quarterly regular cash dividend of $0.075 per share. The Q1 2011 payment was made on April 12, 2011 to stockholders of record as of the close of business on March 30, 2011. The Q2 2011 payment was made on July 6, 2011 to stockholders of record as of the close of business on June 22, 2011. The Q3 2011 payment was made on October 14, 2011 to stockholders of record as of the close of business on October 3, 2011. The Q4 2011 payment was made on January 5, 2012 to stockholders of record as of the close of business on December 21, 2011.

Exhibit 9

Covanta Holding Corporation

Consolidated Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Twelve Months Ended December 31,		Full Year Estimated 2012
	2011	2010	2011	2010
		(Unaudited, in millions)
Cash flow provided by operating activities from continuing operations	$84	$99	$360	$392	$330 – $370

Debt service	29	30	122	121	148 – 138

Change in working capital	72	32	(5)	(21)
Change in restricted funds held in trust	(39)	(32)	(4)	(11)
Non-cash convertible debt related expense	(5)	(9)	(25)	(39)
Equity in net income from unconsolidated investments	2	1	5	2
Dividends from unconsolidated investments	(3)	(1)	(8)	(5)
Current tax provision	18	7	(2)	4
Reversal of uncertain tax positions related to pre-emergence tax matters (A)	—	—	24	—
Contractual liability to pre-petition creditors (A)	(15)	—	(15)	—
Change in restricted funds-other related to contractual liability to pre-petition creditors (A)	—	—	(5)	—
Other	3	2	45	27

Sub-total	33	—	10	(43)	22

Adjusted EBITDA—Continuing Operations	$146	$129	$492	$470	$500 – $530

(A)	See Exhibit 4A—Note D of this Press Release.

Exhibit 10

Covanta Holding Corporation

Plant Operating Expenses Detail—Americas

The Americas segment quarterly plant operating expenses typically differs substantially as a result of the timing of scheduled plant maintenance. We typically conduct scheduled maintenance periodically each year, which requires that individual boiler units temporarily cease operations. During these scheduled maintenance periods, we incur material repair and maintenance expenses and receive less revenue until the boiler and/or turbine units resume operations. This scheduled maintenance typically occurs during periods of off-peak electric demand and/or lower waste volumes, which are our first, second and fourth fiscal quarters. The first half of the year scheduled maintenance period is typically the most extensive. The third quarter scheduled maintenance period is typically the least extensive. Given these factors, we typically experience our lowest operating income from our projects during the first half of each year. The aggregate of all other components of plant operating expense is relatively consistent each quarter of the year.

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
		(Unaudited, in millions)
Plant Operating Expenses:
Plant maintenance (A)	$44	$56	$231	$232
All other	171	166	703	685

Plant operating expenses	$215	$222	$934	$917

(A)	Plant maintenance costs include our internal maintenance team and non-facility employee costs for facility scheduled and unscheduled maintenance and repair expenses.

Exhibit 11A

September 30,
Covanta Holding Corporation—Americas Segment
Statistics—(Unaudited, in millions, except percentages)

	September 30,	September 30,
Boiler Availability	Twelve Months Ended
	December 31,
	2011	2010
EfW Facilities	91.7%	91.2%

	September 30,	September 30,
Waste and Service Revenue	Twelve Months Ended
	December 31,
	2011	2010

Waste and service revenue unrelated to project debt	$953	$902
Revenue earned explicitly to service project debt—principal	42	60
Revenue earned explicitly to service project debt—interest	11	18
Recycled metals revenue	74	55

Total	$1,080	$1,035

Energy Revenue and Megawatt hours (MWhs) At Market and Contracted by Facility Type

	Septe	Septe	Septe	Septe	Septe	Septe
	Twelve Months Ended December 31,
	2011			2010
	Revenue (A)	Volume (A), (B)	% of Total Volume	Revenue (A)	Volume (A), (B)	% of Total Volume
EfW
At Market	$79	1.3	23%	$102	1.6	28%
Contracted & Hedged	227	3.4	61%	211	3.1	54%

Biomass
At Market	12	0.2	4%	10	0.2	4%
Contracted	58	0.6	11%	75	0.8	14%

Total (B)	$376	5.5	100%	$398	5.7	100%

(A)	Covanta share only
(B)	Steam converted to MWhs
(C)	Percentages may not sum to total due to rounding

Projected Energy Megawatt hours (MWhs) At Market and Contracted by Facility Type (A)

September 30,
Full Year 2012E
As of January 1, 2012
EfW
At Market	1.6
Contracted & Hedged	3.3
Biomass
At Market	0.3
Contracted	0.5
Economically Dispatched (Available to run)	0.4

Total	6.1

(A)	Covanta share only

Exhibit 11B

September 30,
Covanta Holding Corporation—Americas Segment
Statistics—(Unaudited, in millions, except percentages and pricing data in Economic Drivers Section)

Recycled Metal Net Revenue by Type (A)

	September 30,	September 30,
	Twelve Months Ended December 31,
	2011	2010
Ferrous Metal	$60	$43
Non-Ferrous Metal	14	12

Total	$74	$55

(A)	Covanta share only

Recycled Metal Gross Tons Recovered by Type (A)

	September 30,	September 30,
	Twelve Months Ended December 31
	2011	2010
Ferrous Metal	0.414	0.400
Non-Ferrous Metal	0.016	0.014

Total	0.430	0.414

(A)	Gross volume: Both Covanta and client share

Published U.S. Economic Drivers (A)

	September 30,	September 30,
	As of December 31,
	2011	2010
Consumer Price Index (B)	3.0%	1.5%
PJM Pricing (Electricity) (C)	$48.31	$50.85
Henry Hub Pricing (Natural Gas) (D)	$4.04	$4.38
#1 HMS Pricing (Ferrous Metals) (E)	$386.67	$373.67

(A)	While these drivers impact our business, there is not an exact correlation between our results and changes in these metrics.
(B)	Represents the year-over-year percent change in the Headline CPI number. The Consumer Price Index (CPI-U) data is provided by the U.S. Department of Labor Bureau of Labor Statistics.
(C)	Average price per MWh for full year 2011 and 2010. Pricing for the PJM PSEG Zone is provided by the PJM ISO.
(D)	Average price per MMBtu for full year 2011 and 2010. The Henry Hub Pricing data is provided by the Natural Gas Weekly Update, Energy Information Administration, Washington, DC. Nebraska Energy Office, Lincoln, NE.
(E)	The #1 Heavy Melt Steel (HMS) composite index ($/gross ton) as provided by American Metal Market on December 12, 2011 and December 13, 2010.

Discussion of Non-GAAP Financial Measures

We use a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in assessing the overall performance of our business. To supplement our assessment of results prepared in accordance with GAAP, we use the measures of Adjusted EBITDA, Free Cash Flow, and Adjusted EPS, which are non-GAAP measures as defined by the Securities and Exchange Commission. The non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, and Adjusted EPS as described below, and used in the tables above, are not intended as a substitute or as an alternative to net income, cash flow provided by operating activities or diluted earnings per share as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP. In addition, our non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.

The presentations of Adjusted EBITDA, Free Cash Flow and Adjusted EPS are intended to enhance the usefulness of our financial information by providing measures which management internally use to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.

Adjusted EBITDA

We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities of our most significant subsidiary, Covanta Energy, through which we conduct our core waste and energy services business, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our core business. The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis for continuing operations.

Under these credit facilities, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of December 31, 2011. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.

These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:

•

maximum Covanta Energy leverage ratio of 3.50 to 1.00, which measures Covanta Energy’s Consolidated Adjusted Debt (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA (which for purposes of calculating the leverage ratio and interest coverage ratio, is adjusted on a pro forma basis for acquisitions and dispositions made during the relevant period); and

•

minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three and twelve months ended December 31, 2011 and 2010, reconciled for each such periods to net loss from continuing operations and cash flow provided by operating activities from continuing operations, which are believed to be the most directly comparable measures under GAAP.

Free Cash Flow

Free Cash Flow is defined as cash flow provided by operating activities from continuing operations less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions, invest in construction of new projects or make principal payments on debt.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow for the three and twelve months ended December 31, 2011 and 2010, reconciled for each such periods to cash flow provided by operating activities from continuing operations, which we believe to be the most directly comparable measure under GAAP.

Adjusted EPS

Adjusted EPS excludes certain income and expense items that are not representative of our ongoing business and operations, which are included in the calculation of Diluted Earnings (Loss) Per Share in accordance with GAAP. The following items are not all-inclusive, but are examples of reconciling items in prior comparative and future periods. They would include write-down of assets, the effect of derivative instruments not designated as hedging instruments, significant gains or losses from the disposition or restructuring of businesses, gains and losses on assets held for sale, transaction-related costs, income and loss on the extinguishment of debt and other significant items that would not be representative of our ongoing business.

We will use the non-GAAP measure of Adjusted EPS to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance and highlight trends in the ongoing business.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EPS for the three and twelve months ended December 31, 2011 and 2010, reconciled for each such periods to diluted earnings per share from continuing operations, which is believed to be the most directly comparable measure under GAAP.